EXHIBIT 99.2

PRESS RELEASE—For Release:

August 26, 2003

CONTACT:

Annette Sarsfield

VP – Marketing & Human Resources

570-523-4313

asarsfield@sunbankpa.com

PADDEN NAMED TO SUN BANCORP, INC. BOARD

Lewisburg, PA—Sun Bancorp, Inc. (NASDAQ:  SUBI), today announced that H. David Padden has been elected to the Sun Bancorp, Inc. Board of Directors.  Mr. Padden is the founder and managing partner of Padden, Guerrini & Associated, P.C., a certified public accounting firm in Camp Hill, Pennsylvania.

“We are pleased to welcome Dave Padden to our board.  He brings a high level of expertise, experience and integrity and will be a valuable contributor to the board,” commented Robert J. McCormack, president and chief executive officer of Sun Bancorp, Inc. and SunBank.

Mr. Padden received his Bachelor of Science degree from Grove City College, his Master’s of Business Administration from the University of Southern Mississippi and became a Certified Public Accountant in 1980.  He received his Certified Internal Auditor (CIA) designation in 1978 and served as a captain in the U.S. Air Force from 1975 to 1980.

Sun Bancorp, Inc., headquartered in north central Pennsylvania, is a $1 billion financial holding company with 25 offices and over 50 ATMs in Dauphin, Luzerne, Lycoming, Snyder, Union, Clinton and Northumberland counties.  The company provides community-focused retail, commercial, and private banking services to Central and Northeastern Pennsylvania under the SunBank and Guaranty Bank names.

Sun Bancorp, Inc. also operates SunBank Wealth Management and Private Banking, Sun Investment Services, SunBank Dealer Center, Bank Capital Leasing, Mid-Penn Insurance, and is 30% owner in Sun Abstract & Settlement Services, LLC.  Sun has reached an agreement to acquire Sentry Trust Company during the third quarter of 2003. Sun Bancorp, Inc. is traded on NASDAQ under the symbol “SUBI”. For more information, visit the company’s website at www.sunbankpa.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.